Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 28, 2022

A. O. Smith Reports Strong Second Quarter Performance
Second Quarter 2022 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $966 million, an increase of 12% primarily driven by previously announced inflation-related pricing actions
•Net earnings of $126.2 million, an increase of 7%
•Earnings per share (“EPS”) of $0.81, an increase of 11%
•Adjusted earnings of $128.5 million, which exclude pre-tax non-operating pension expense of $3.0 million, resulting in adjusted EPS of $0.82
•Reaffirm 2022 EPS guidance of $1.56 to $1.76 and adjusted EPS guidance of $3.35 to $3.55
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its second quarter 2022 results.
Key Financial Metrics
Second Quarter
(in millions, except per share amounts)

	Q2 2022	Q2 2021	% Change YoY
Net sales	$965.9	$859.8	12%
Net earnings	$126.2	$118.2	7%
Adjusted earnings	$128.5	$115.9	11%
Diluted earnings per share	$0.81	$0.73	11%
Adjusted earnings per share	$0.82	$0.72	14%

“I am very pleased with the performance of our global teams in navigating the current operating environment. Our global A. O. Smith team delivered strong second quarter results, driven by a 12% increase in sales and an 11% increase in EPS compared with 2021,” noted Kevin J. Wheeler, chairman and chief executive officer. “We achieved strong sales growth from 2021 price increases implemented in response to higher material and logistics costs that were partially offset by lower residential water heater volumes in North America and impacts of expected consumer demand headwinds in China. Our commercial water heating business performed well with volumes improving sequentially in the first half of 2022 and compared to 2021 and our boiler backlog remains high.”
Segment-level Performance
North America
Second Quarter 2022
Record second quarter sales of $744.1 million increased 23% year-over-year driven primarily by pricing actions taken in 2021, largely on water heaters, to offset higher steel, transportation and other input costs. The quarter also benefited from higher volumes of water treatment products, boilers and commercial water heaters. The sales increases were partially offset by the impacts of lower residential water heater volumes. Giant Factories (Giant), a Canadian water heater company that the Company acquired in October 2021, added $31 million to sales in the quarter.
Segment earnings were $159.9 million and adjusted segment earnings were $162.5 million in the second quarter of 2022. Adjusted segment earnings, which exclude $2.6 million of non-operating pension expenses, increased 17% compared with adjusted segment earnings in the second quarter of 2021. The positive impact to earnings from inflation-related 2021 price increases was partially offset by higher material and logistics costs and lower residential water heater volumes. Adjusted segment operating margin of 21.8% declined compared with 23.0% in the second quarter of 2021, primarily due to an overall increase in costs, including production inefficiencies, outpacing the pricing actions.
Rest of World
Second Quarter 2022
Rest of World sales of $229.9 million decreased 13% year-over-year, including an unfavorable currency translation impact on China sales of approximately $5 million. The decrease in sales in the second quarter of 2022 was driven by lower consumer demand in China due to COVID-19-related lockdowns. China sales improved sequentially in the quarter as COVID-19-related restrictions eased. Sales in India increased 79% in the second quarter of 2022 on strong demand, compared to last year, which was negatively impacted by the pandemic.
Segment earnings of $18.1 million decreased 19% compared with the second quarter of 2021. In China, the impact of lower volumes was partially offset by lower selling, advertising and engineering costs. Segment operating margin of 7.9% declined 60 basis points compared with the second quarter of 2021. The decline in earnings was due primarily to COVID-19-related lockdowns in China.

Balance Sheet, Liquidity and Capital Allocation
As of June 30, 2022, cash and marketable securities balances totaled $459.4 million with total debt of $298.4 million, resulting in a leverage ratio of 14.3% as measured by total debt-to-total capitalization.
Cash provided by operations of $54.4 million and free cash flow of $23.7 million in the first six months of 2022 decreased year-over-year. Cash provided by higher earnings in the first half of 2022 compared with the prior year was more than offset by lower customer deposits in China, higher incentive payments in 2022 due to record 2021 sales and earnings and additional working capital cash outlays for higher levels of safety stock on higher cost inventory.
As part of its commitment to return capital to shareholders, the Company repurchased 2,868,500 shares at a cost of $190.4 million in the first six months of 2022. As of the end of June, authority remained to repurchase an additional approximately 4.2 million shares. The Company expects to spend $400 million to repurchase shares in 2022.
On July 11, 2022, the Company’s board of directors approved a $0.28 per share dividend for shareholders of record on July 29, payable on August 15.
Pension Plan Termination
As the Company announced earlier this year, to de-risk its liability associated with its fully funded pension plan, the Company’s board of directors approved the termination of the Company’s largest defined benefit pension plan (“the Plan”), which represents over 95% of the Company’s pension liability, with a termination date of December 31, 2021. The Company has received a determination letter from the IRS allowing the Company to proceed with the termination of the Plan. The Plan was previously sunset for benefits earned on December 31, 2014. In 2022, the Company expects to annuitize the Plan’s remaining pension liability. The Plan settlement, which is expected to occur in the fourth quarter of 2022, will accelerate the recognition of approximately $445 million, or EPS of approximately $1.73, of non-cash, pre-tax pension expenses. In addition, to protect the Plan’s funded status, the Plan transferred its assets to lower risk investments in 2021. The impact of this transition will result in a lower rate of return on pension investments and accordingly, higher pension expenses in 2022, compared with previous years. The Company recognized $3.0 million of non-operating pension expenses in the second quarter of 2022 compared with $3.1 million of pension income in the second quarter of 2021.
Outlook
2022 Outlook
(in millions except per share amounts)

	2021	2022 Outlook
	Actual	Low End	High End
Net sales	$3,539	$3,960	$4,035
Diluted earnings per share	$3.02	$1.56	$1.76
Adjusted earnings per share[1]	$2.96	$3.35	$3.55
1Excludes estimated pension settlement expense and non-operating pension income and expense

“Due to volume headwinds in the water heating business, we have lowered our sales outlook for 2022 to an increase between 12 percent and 14 percent year-over-year, including $100 million from Giant. The decrease in our sales outlook is offset by an expected improved price cost relationship across our North America segment through the remainder of 2022 and we reaffirm our full year 2022 EPS outlook of between $1.56 and $1.76 and adjusted EPS outlook of between $3.35 and $3.55, an increase of 17% at the mid-point,” stated Wheeler. “We believe our strong balance sheet and expected free cash flow provide us the liquidity that gives us flexibility in times of economic uncertainty and allows us to focus on our capital allocation priorities.”
The Company’s guidance excludes the potential impacts from future acquisitions and assumes the COVID-19-related shutdowns in China remain at current levels throughout the rest of the year and do not significantly impact our operations or our employees, customers or suppliers.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website www.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Second Quarter 2022 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of pension settlement expenses and non-operating pension income and expenses which are discussed earlier in this release. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance”, “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and to its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19 related shutdowns there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; a weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$965.9	$859.8	$1,943.6	$1,628.8
Cost of products sold	631.5	538.4	1,267.6	1,018.8
Gross profit	334.4	321.4	676.0	610.0
Selling, general and administrative expenses	166.7	173.1	346.5	339.6
Interest expense	2.1	0.9	3.6	1.9
Other expense (income)	0.3	(3.9)	4.0	(8.9)
Earnings before provision for income taxes	165.3	151.3	321.9	277.4
Provision for income taxes	39.1	33.1	75.9	61.5
Net earnings	$126.2	$118.2	$246.0	$215.9
Diluted earnings per share of common stock(1)	$0.81	$0.73	$1.56	$1.33
Average common shares outstanding (000’s omitted)	156,632	161,732	157,470	162,256
(1) Earning per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) June 30, 2022	December 31, 2021
ASSETS:
Cash and cash equivalents	$359.4	$443.3
Marketable securities	100.0	188.1
Receivables	621.5	634.4
Inventories	493.0	447.7
Other current assets	57.3	39.1
Total Current Assets	1,631.2	1,752.6
Net property, plant and equipment	592.7	606.7
Goodwill and other intangibles	984.9	992.6
Operating lease assets	31.1	32.5
Other assets	81.5	90.0
Total Assets	$3,321.4	$3,474.4
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$624.5	$745.9
Accrued payroll and benefits	66.6	113.4
Accrued liabilities	165.3	181.8
Product warranties	65.1	70.9
Debt due within one year	6.8	6.8
Total Current Liabilities	928.3	1,118.8
Long-term debt	291.6	189.9
Operating lease liabilities	23.0	22.3
Other liabilities	286.0	311.2
Stockholders’ equity	1,792.5	1,832.2
Total Liabilities and Stockholders’ Equity	$3,321.4	$3,474.4

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net earnings	$246.0	$215.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	38.3	39.0
Stock based compensation expense	9.0	8.9
Net changes in operating assets and liabilities:
Current assets and liabilities	(233.9)	(50.0)
Noncurrent assets and liabilities	(5.0)	(17.8)
Cash Provided by Operating Activities	54.4	196.0
Investing Activities
Capital expenditures	(30.7)	(30.7)
Acquisitions	(8.0)	—
Investment in marketable securities	(16.9)	(98.3)
Net proceeds from sale of marketable securities	96.5	79.0
Cash Provided by (Used in) Investing Activities	40.9	(50.0)
Financing Activities
Long-term debt incurred (repaid)	101.7	(6.8)
Common stock repurchases	(190.4)	(198.1)
Net (payments) proceeds from stock option activity	(2.6)	14.5
Dividends paid	(87.9)	(83.9)
Cash Used In Financing Activities	(179.2)	(274.3)
Net decrease in cash and cash equivalents	(83.9)	(128.3)
Cash and cash equivalents - beginning of period	443.3	573.1
Cash and Cash Equivalents - End of Period	$359.4	$444.8

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022		2021
Net sales
North America	$744.1	$603.6	$1,474.2	$	$1,156.5
Rest of World	229.9	263.2	485.9		485.5
Inter-segment sales	(8.1)	(7.0)	(16.5)		(13.2)
	$965.9	$859.8	$1,943.6		$1,628.8
Earnings
North America (1)	$159.9	$141.7	$311.7	$	$272.1
Rest of World	18.1	22.3	42.9		34.1
Inter-segment earnings elimination	—	—	(0.1)		—
	178.0	164.0	354.5		306.2
Corporate expense (2)	(10.6)	(11.8)	(29.0)		(26.9)
Interest expense	(2.1)	(0.9)	(3.6)		(1.9)
Earnings before income taxes	165.3	151.3	321.9		277.4
Tax provision	39.1	33.1	75.9		61.5
Net earnings	$126.2	$118.2	$246.0		$215.9

(1) includes pension expense (income) of:	$2.6	$(2.6)	$5.2		$(5.2)
(2) includes pension expense (income) of:	$0.4	$(0.5)	$0.7		$(1.1)

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Earnings (GAAP)	$126.2	$118.2	$246.0	$215.9
Pension expense (income), before tax	3.0	(3.1)	5.9	(6.3)
Tax effect of pension expense (income)	(0.7)	0.8	(1.4)	1.6
Adjusted Earnings (non-GAAP)	$128.5	$115.9	$250.5	$211.2

Diluted EPS (GAAP)(1)	$0.81	$0.73	$1.56	$1.33
Pension expense (income) per diluted share, before tax	0.02	(0.02)	0.04	(0.04)
Tax effect of pension expense (income), per diluted share	(0.01)	0.01	(0.01)	0.01
Adjusted EPS (non-GAAP)(1)	$0.82	$0.72	$1.59	$1.30
(1) Earning per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended June 30,		Six Months Ended, June 30,
	2022	2021	2022	2021
Segment Earnings (GAAP)
North America	$159.9	$141.7	$311.7	$272.1
Rest of World	18.1	22.3	42.9	34.1
Inter-segment earnings elimination	—	—	(0.1)	—
Total Segment Earnings (GAAP)	$178.0	$164.0	$354.5	$306.2
Adjustments:
North America pension expense (income)	$2.6	$(2.6)	$5.2	$(5.2)
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$2.6	$(2.6)	$5.2	$(5.2)
Adjusted Segment Earnings (non-GAAP)
North America	$162.5	$139.1	$316.9	$266.9
Rest of World	18.1	22.3	42.9	34.1
Inter-segment earnings elimination	—	—	(0.1)	—
Total Adjusted Segment Earnings (non-GAAP)	$180.6	$161.4	$359.7	$301.0

A. O. SMITH CORPORATION
Adjusted Corporate Expense
(dollars in millions)
(unaudited)
The following is a reconciliation of reported Corporate Expense to adjusted Corporate Expense (non-GAAP):

	Three Months Ended June 30,		Six Months Ended, June 30,
	2022	2021	2022	2021
Corporate Expense (GAAP)	$(10.6)	$(11.8)	$(29.0)	$(26.9)
Adjustments: Corporate pension expense (income)	0.4	(0.5)	0.7	(1.1)
Corporate Expense (non-GAAP)	$(10.2)	$(12.3)	$(28.3)	$(28.0)

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Six Months Ended, June 30,
	2022	2021
Cash provided by operating activities (GAAP)	$54.4	$196.0
Less: Capital expenditures	(30.7)	(30.7)
Free cash flow (non-GAAP)	$23.7	$165.3

A. O. SMITH CORPORATION
2022 Adjusted EPS Guidance and 2021 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2022 Guidance		2021
Diluted EPS (GAAP)	$ 1.56 - 1.76		$3.02
Estimated pension settlement charge	1.73	(1)	—
Pension expense (income)	0.06	(2)	(0.06)	(3)
Adjusted EPS (non-GAAP)	$ 3.35 - 3.55		$2.96
(1)Includes pre-tax pension settlement charges of $378.3 million and $66.7 million, within the North America segment and Corporate expenses, respectively.
(2)Includes pre-tax pension expense of $10.5 million and $1.3 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension income of $10.5 million and $2.6 million, within the North America segment and Corporate expenses, respectively.